Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF WICHITA FALLS BANCSHARES, INC.
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2025

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of WFB over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither WFB nor Investar assumes any obligation to update any of these forward-looking statements.

Results of Operations

Performance Summary

For the year ended December 31, 2025, net income available to common shareholders was $4.27 million, or $6.87 per basic common share and $6.87 per diluted common share, compared to net income available to common shareholders of $5.88 million, or $10.04 per basic common share and $7.48 per diluted common share, for the same period in 2024. Holding company return to common shareholders on average assets decreased to 0.32% for the year ended December 31, 2025 from 0.42% for the year ended December 31, 2024. Return to common shareholders on average common equity decreased to 4.22% for the year ended December 31, 2025, as compared to 6.48% for the year ended December 31, 2024.

Net Interest Income

For the year ended December 31, 2025, net interest income totaled $32.20 million, and net interest margin and net interest spread were 2.51% and 1.82%, respectively. For the year ended December 31, 2024, net interest income totaled $32.05 million and net interest margin and net interest spread were 2.37% and 1.62%, respectively. The average yield on the loan portfolio was 5.99%, for the year ended December 31, 2025, compared to 6.06% for the year ended December 31, 2024, and the average yield on total interest-earning assets was 5.86% for the year ended December 31, 2025, compared to 5.94% for the same period in 2024. For the year ended December 31, 2025, overall cost of funds (which includes noninterest-bearing deposits) decreased 37 basis points compared to the year ended December 31, 2024, primarily due to the decline in market interest rates since the last half of 2024, paying off FHLB advances and the repricing of money market and certificate of deposit portfolios.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown in the following table are presented in thousands.

	Year Ended December 31,
	2025			2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-earning assets
Total loans	$1,171,133	$70,106	5.99%	$1,251,935	$75,920	6.06%
Debt securities	53,523	2,424	4.53	58,081	2,618	4.51
Interest-bearing deposits in banks	55,762	2,473	4.43	40,578	1,741	4.29
Total interest-earning assets	1,280,418	75,003	5.86	1,350,594	80,279	5.94
Noninterest-earning assets	73,222			64,631

Total assets	$1,353,640			$1,415,225

Liabilities & Stockholders' Equity:
Interest-bearing liabilities
Demand, savings and money market deposits	$509,541	$15,819	3.10	$475,956	$16,569	3.48
Time deposits	427,546	18,151	4.25	423,173	19,672	4.65
Federal funds purchased and repurchase agreements	2,026	25	1.23	2,611	33	1.26
Federal Home Loan Bank advances	58,955	2,732	4.63	143,085	7,286	5.09
Other borrowings	37,217	2,979	8.00	37,416	1,908	5.10
Subordinated debt	23,974	3,095	12.91	34,006	2,758	8.11
Total interest-bearing liabilities	1,059,259	42,801	4.04	1,116,247	48,226	4.32

Noninterest-bearing liabilities
Noninterest-bearing deposits	177,539			186,796
Other liabilities	15,770			21,462
Total noninterest-bearing liabilities	193,309			208,258

Stockholders' equity:	101,072			90,720

Total liabilities and stockholders' equity	$1,353,640			$1,415,225

Net interest income		$32,202			$32,053
Net interest spread			1.82%			1.62%
Net interest margin			2.51%			2.37%

(1)         Average loan balances include nonaccrual loans and loans held for sale.

(2)         Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)         Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities, and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. Changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Year Ended December 31, 2025 over 2024
	Change Due To:
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets:
Loans	$(4,792)	$667	$(4,125)
Debt Securities	(249)	83	(166)
Interest Bearing Balances	1,332	(628)	704
Other Assets	(474)	(1,215)	(1,689)
Total Increase in Interest Income			(5,276)

Liabilities:
NOW, Savings, MMA	1,142	(1,894)	(752)
Time Deposits	26	(1,546)	(1,520)
FHLB Advances	(4,292)	(270)	(4,562)
Notes Payable	1,072	—	1,072
Subordinated Debt	337	—	337
Total Increase in Interest Expense			(5,425)

Increase in Net Interest Income			$149

Provision for Credit Losses

WFB’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The negative provision for credit losses was $1.4 million for the year ended December 31, 2025, compared with a provision for credit losses of $1.7 million for the year ended December 31, 2024.

Noninterest Income

The following table presents, for the periods indicated, the major categories of noninterest income:

	Year Ended December 31,		Increase
	2025	2024	(decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$403	$455	$(52)
Mortgage loan sales/originations/processing	555	604	(49)
Loss on sale of securities	—	(440)	440
Loss on sale of assets	(1,913)	—	(1,913)
Loss on sale of foreclosed assets	(99)	—	(99)
Earnings on bank-owned life insurance	436	363	73
ATM/debit card interchange fees	734	780	(46)
Other	807	981	(174)
Total noninterest income	$923	$2,743	$(1,820)

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

	Year Ended December 31,		Increase
	2025	2024	(decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$14,627	$16,323	$(1,696)
Occupancy	2,329	2,650	(321)
Data processing	1,153	1,088	65
Director fees	520	545	(25)
Legal and professional fees	3,607	1,773	1,834
FDIC assessment	1,632	1,704	(72)
Mortgage expense	176	146	30
Telephone	522	502	20
Amortization of intangibles	180	180	—
Other	4,469	4,887	(418)
Total noninterest expense	$29,215	$29,798	$(583)

Income Tax Expense

For the year ended December 31, 2025, income tax expense totaled $1.01 million, an increase of $3.55 million, compared to an income tax benefit of $2.54 million for the year ended December 31, 2024. For the year ended December 31, 2025, WFB’s effective tax rate was 19.2%.

Financial Condition

Assets

At December 31, 2025, total assets were $1.16 billion, a decrease of $387 million, or 25.1%, from $1.54 billion at December 31, 2024. The decrease in total assets was primarily due to the sale of $174.8 million of 1-4 family residential real estate loans.

Loan Portfolio

At December 31, 2025, total loans, excluding mortgage loans held for sale, were $981.6 million, a decrease of $290 million, or 22.8%, compared to $1.27 billion at December 31, 2024. The decrease was primarily due to the sale of $174.8 million in 1-4 family residential real estate loans. Additionally, at December 31, 2025 and December 31, 2024, WFB had mortgage loans classified as loans held for sale of $2.62 million and $2.00 million, respectively. Total loans held for investment as a percentage of deposits were 96.0% and 110.1% at December 31, 2025 and December 31, 2024, respectively. Total loans held for investment as a percentage of assets were 84.9% and 82.4% at December 31, 2025 and December 31, 2024, respectively.

The following table summarizes WFB’s held for investment loan portfolio by type of loan at December 31, 2025:

	At December 31, 2025
	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$729,787	72.7%
Residential real estate	163,418	19.4%
Commercial	82,825	7.3%
Consumer and other	5,596	0.6%
Total loans held for investment	$981,626	100%

Commercial real estate loans decreased $163 million, or 18.2%, to $730 million at December 31, 2025 from $892 million at December 31, 2024 due to limited production and normal amortization. Residential real estate loans decreased $122 million, or 42.7%, to $163 million at December 31, 2025, from $285 million at December 31, 2024 primarily to normal amortization and limited production as a result of the interest rate environment. Commercial loans decreased $4 million, or 4.3%, to $83 million at December 31, 2025, from $87 million at December 31, 2024 due to the decline in demand for commercial loans as a result of the interest rate environment and normal amortization.

The contractual maturity ranges of loans in WFB’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range at December 31, 2025 are summarized in the following table:

	At December 31, 2025
	One Year	One Through	Five Through	After Fifteen
	or Less	Five Years	Fifteen Years	Years	Total
	(Dollars in thousands)
Commercial real estate	$56,327	$77,938	$45,227	$550,294	$729,787
Residential real estate	161,228	2,190	—	—	163,418
Commercial	22,357	47,855	12,612	—	82,825
Consumer and other	1,492	3,434	669	—	5,596
Total loans held for investment	$241,405	$131,418	$58,509	$550,294	$981,626

Fixed rate loans:
Commercial real estate	$43,838	$46,862	$3,719	$22,785	$117,205
Residential real estate	146,116	1,893	—	—	148,010
Commercial	12,933	40,918	327	—	54,179
Consumer and other	1,352	3,374	669	—	5,395
Total fixed rate loans	$204,240	$93,048	$4,716	$22,785	$324,789

Floating rate loans:
Commercial real estate	$31,076	$12,489	$41,508	$527,509	$612,582
Residential real estate	296	15,112	—	—	15,408
Commercial	6,937	9,424	12,285	—	28,646
Consumer and other	60	140.38	—	—	201
Total floating rate loans	$38,370	$37,165	$53,793	$527,509	$656,837

Nonperforming Assets

At December 31, 2025 and December 31, 2024, WFB had $2.8 million and $8.1 million in nonperforming assets, respectively, and $2.8 million and $8.0 million in nonperforming loans, respectively. The decrease in nonperforming assets and non-performing loans for the year ended December 31, 2025 was primarily attributable to a decrease in non-performing 1-4 family residential real estate loans.

The following tables present information regarding nonperforming loans at the dates indicated:

	As of December 31,
	2025	2024
	(Dollars in thousands)
Nonaccrual loans	$1,441	$7,107
Accruing loans 90 or more days past due	1,332	928
Total nonperforming loans	$2,773	$8,035
Other nonperforming assets (repossessions)	36	99
Other real estate owned	—	—
Total nonperforming assets	$2,809	$8,134

Ratio of nonperforming loans to total loans held for investment	0.28%	0.63%
Ratio of nonperforming assets to total assets	0.24%	0.53%
Ratio of nonaccrual loans to total loans held for investment	0.15%	0.56%

Nonaccrual loans by category:
Commercial real estate	$—	$1
Residential real estate	1,235	6,630
Commercial	103	424
Consumer and other	103	52
Total	$1,441	$7,107

Potential Problem Loans

The following tables summarize WFB’s internal ratings of loans held for investment at December 31, 2025.

	At December 31, 2025
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$727,304	$1,248	$1,235	$—	$729,787
Residential real estate	163,418	—	—	—	163,418
Commercial	80,855	1,867	103	—	82,825
Consumer and other	5,494	—	102	—	5,596
Total	$977,071	$3,115	$1,440	$—	$981,626

Allowance for Credit Losses

At December 31, 2025, the allowance for credit losses totaled $10.6 million, or 1.08%, of total loans held for investment, as compared to an allowance for credit losses of $10.8 million, or 0.85%, of total loans held for investment at December 31, 2024. The following tables present, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:

	For the Years
	Ended December 31,
	2025	2024
	(Dollars in thousands)
Average loans outstanding	$1,171,133	$1,251,935

Gross loans held for investment at end of period	$981,626	$1,271,591
Allowance for credit losses at beginning of period	10,815	10,338
Reallocation of ACL for off-balance sheet credit exposures	—	100
Provision for credit losses	163	1,660

Charge-offs:
Commercial real estate	—	—
Residential real estate	232	96
Commercial	218	1,189
Consumer and other	30	89
Total charge-offs	480	1,374

Recoveries:
Commercial real estate	—	—
Residential real estate	—	—
Commercial	72	85
Consumer and other	26	6
Total recoveries	98	91

Net charge-offs	382	1,283
Allowance for credit losses at end of period	$10,596	$10,815

Ratio of allowance for credit losses to end of period loans held for investment	1.08%	0.85%
Ratio of net charge-offs to average loans	0.03%	0.10%

	For the Years Ended December 31,
	2025		2024
	Net Charge-offs	% of Average Loans	Net Charge-offs	% of Average Loans
	(Dollars in thousands)
Commercial real estate	$—	0.00%	$—	0.00%
Residential real estate	232	0.02%	96	0.01%
Commercial	146	0.01%	1,104	0.09%
Consumer and other	4	0.00%	83	0.01%
Total net charge-offs	$382	0.03%	$1,283	0.10%

 The following table shows the allocation of the allowance for credit losses among loan categories and certain other information as of the dates indicated. The allocation of the allowance for credit losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of December 31, 2025		As of December 31, 2024
	Amount	% to Total	Amount	% to Total
	(Dollars in thousands)
Commercial real estate	$2,532	23.9%	$2,411	22.3%
Residential real estate	8,312	78.4%	8,517	78.8%
Commercial	(251)	(2.4%)	(113)	(1.0%)
Consumer and other	3	0.0%	—	0.0%
Total allowance for credit losses	$10,596	100%	$10,815	100%

Securities

At December 31, 2025, the carrying amount of investment securities totaled $51.1 million, a decrease of $4.6 million, or 8.27%, compared to $55.7 million at December 31, 2024. Securities represented 4.42% and 3.61% of total assets at December 31, 2025 and December 31, 2024, respectively. The following tables summarize the amortized cost and estimated fair value of investment securities as of the dates shown:

	December 31, 2025
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$27,453	$—	$(2,429)	$-—	$25,024
Mortgage-backed securities	13,784	216	(265)	—	13,735
Collateralized mortgage obligations	10,852	210	(81)	—	10,981
Corporate bonds	1,000	—	(2)	—	998
Total available for sale	$53,089	$426	$(2,777)	$—	$50,738

		Gross	Gross	Allowance
	Amortized	Unrecognized	Unrecognized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$318	$—	$—	$—	$318
Total held to maturity	$318	$—	$—	$—	$318

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$28,659	$—	$(3,278)	$—	$25,381
Mortgage-backed securities	16,367	—	(689)	—	15,678
Collateralized mortgage obligations	13,403	16	(293)	—	13,126
Corporate bonds	1,000	—	(28)	—	972
Total available for sale	$59,429	$16	$(4,288)	$—	$55,157

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$501	$—	$—	$—	$501
Total held to maturity	$501	$—	$—	$—	$501

All of WFB’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio at December 31, 2025.

The following table sets forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio at December 31, 2025. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	3 Months or Less		Over 3 Months Through 1 Year		Over 1 Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held to maturity:
Municipal securities	$—	—%	$36	5.23%	$282	6.18%	$—	—%	$—	—%	$318	6.07%
Available for sale:
Municipal securities	120	2.36%	—	—%	2,499	2.37%	6,099	2.20%	16,307	1.51%	25,025	1.77%
Corporate bonds	—	—	—	—	998	5.16	—	—	—	—	998	5.16
Mortgage-backed securities	—	—	48	1.98%	6,152	3.62	6,669	4.54	865.00	5.46	13,734	4.18
Collateralized mortgage obligations	2	1.83	1,693	5.33%	7,695	4.89	1,591	4.92	—	—	10,981	4.96
	$122	—%	$1,777	2.73%	$17,626	4.19%	$14,359	3.75%	$17,172	1.45%	$51,056	3.19%

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of WFB’s investment portfolio was 6.22 years with an estimated effective duration of 3.89 years at December 31, 2025.

WFB did not own securities of any one issuer for which aggregate adjusted cost exceeded 10% of the consolidated stockholders’ equity at December 31, 2025 or December 31, 2024

Deposits

Total deposits at December 31, 2025 were $1.02 billion, a decrease of $132 million, or 11.5%, compared to $1.15 billion at December 31, 2024. The decrease in deposits for the year ended December 31, 2025 was attributable primarily to a strategic reduction in higher cost wholesale money market and CD deposits following WFB’s sale of $174.8 million in 1-4 family residential real estate loans. Total uninsured deposits were $312 million, or 30.50% of deposits at December 31, 2025, compared to $322 million, or 28.77% of deposits at December 31, 2024. Amounts of uninsured deposits are estimated and are based on the same methodologies and assumptions used for regulatory reporting purposes. Noninterest-bearing deposits at December 31, 2025 were $187.9 million, a decrease of $29.5 million, or 13.6%, compared to $217.3 million at December 31, 2024.

The following table presents the monthly average balances, in thousands, and weighted average rates paid on deposits for the periods indicated:

	For the Years Ended December 31,
	2025		2024
	Average Balance	Average Rate	Average Balance	Average Rate
Interest-bearing demand accounts	$80,291	0.10%	$74,609	0.10%
Limited access money market accounts and savings	429,250	3.67%	401,347	4.11%
Certificates and other time deposits > $250k	365,722	4.26%	367,733	4.72%
Certificates and other time deposits < $250k	61,824	3.55%	55,440	4.17%
Total interest-bearing deposits	937,087	3.66%	899,129	4.03%
Noninterest-bearing demand accounts	177,539		186,796
Total deposits	$1,114,626	3.05%	$1,085,925	3.34%

The ratio of average noninterest-bearing deposits to average total deposits for the nine months ended December 31, 2025 was 15.93%, and for the year ended December 31, 2024 was 17.20%.

The following table sets forth the contractual maturities of certificates of deposit at December 31, 2025:

	CDs <	CDs >	Brokered
	$250,000	$250,000	CDs
	(Dollars in thousands)
3 months or less	$95,960	$99,757	$—
3 months to 6 months	55,020	43,865	—
6 months to 12 months	45,944	18,348	—
12 months or more	16,612	3,706	—
	$213,536	$165,676	$—

FHLB Advances

The FHLB allows WFB to borrow on a blanket floating lien status collateralized by certain securities and loans. At December 31, 2025 and December 31, 2024, WFB’s total borrowing capacity from the FHLB was $460.3 million and $552.8 million, respectively. WFB utilizes these borrowings to meet liquidity needs and to fund certain fixed rate loans in its portfolio. The following table presents WFB’s FHLB borrowings, in thousands, at December 31, 2025.

Amount outstanding	$64
Weighted average stated interest rate	3.61%
Maximum month-end balance during the year	$203,158
Average balance outstanding during the year	$58,955
Weighted average interest rate during the year	4.63%

Liquidity and Capital Resources

Liquidity

For the year ended December 31, 2025, liquidity needs at the subsidiary bank level, where substantially all of WFB’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB were utilized. At December 31, 2025, First National Bank maintained lines of credit with correspondent banks which provided for extensions of credit with an availability to borrow up to an aggregate of $30.0 million. At December 31, 2025, there was no outstanding indebtedness under these lines of credit. At the parent company level, WFB’s liquidity needs were primarily supported by cash on hand and dividends from First National Bank.

The following table illustrates, for the periods presented, the mix of WFB’s funding sources and the average assets in which those funds were invested as a percentage of average total assets. Average assets totaled $1.35 billion and $1.42 billion for the years ended December 31, 2025 and December 31, 2024, respectively.

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Source of Funds:
Deposits
Noninterest-bearing	13.11%	13.20%
Interest-bearing	69.23%	63.53%
Subordinated debt	1.77%	2.40%
Federal Home Loan Bank advances	4.35%	10.30%
Other borrowings	2.90%	2.64%
Other liabilities	1.17%	1.52%
Stockholders' Equity:	7.47%	6.41%
Total	100%	100%

Uses of Funds:
Total loans	86.52%	88.46%
Debt securities	3.95%	4.10%
Interest-bearing deposits in banks	4.12%	2.87%
Other noninterest-earning assets	5.41%	4.57%
Total	100%	100%

Average noninterest-bearing deposits to average deposits	15.93%	17.20%
Average loans to average deposits	105.07%	115.29%

WFB’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future. At December 31, 2025, WFB had outstanding $77.1 million in commitments to extend credit and $839 thousand in commitments associated with outstanding standby and commercial letters of credit. At December 31, 2024, WFB had outstanding $207.7 million in commitments to extend credit and $727 thousand in commitments associated with outstanding standby and commercial letters of credit. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

Capital Resources

Total stockholders’ equity increased to $102.8 million at December 31, 2025, compared to $97.2 million at December 31, 2024, an increase of $5.5 million, or 5.69%. The increase in total stockholders’ equity for the year ended December 31, 2025 was primarily due to a decrease in the amount of WFB’s accumulated other comprehensive loss of $1.7 million, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period.

At December 31, 2025 and December 31, 2024, First National Bank was in compliance with all applicable regulatory capital requirements, and it was classified as “well-capitalized” for purposes of the OCC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. The following table presents the actual capital amounts, in thousands, and regulatory capital ratios for First National Bank at December 31, 2025.

	Amount	%
Total capital (to risk weighted assets)	$111,815	14.89%
Tier 1 capital (to risk weighted assets)	102,413	13.64
Common equity tier 1 capital (to risk weighted assets)	102,413	13.64
Tier 1 capital (to average assets)	102,413	8.34

Contractual Obligations

The following table summarizes WFB’s contractual obligations and other commitments to make future payments at December 31, 2025 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of December 31, 2025
		More than 1	3 years or
		but less than 3	more but less	5 years or
	1 year or less	years	than 5 years	more	Total
	(Dollars in thousands)
Time Deposits	$358,893	$19,333	$986	$—	$379,212
Brokered CDs	—	—	—	—	—
Subordinated Debt	—	—	—	8,720	8,720
Federal Home Loan Bank advances	64	—	—	—	64
Commitments to extend credit and unfunded commitments	55,196	20,349	306	1,212	77,063
Standby letters of credit	564	275	—	—	839
Total	$414,717	$39,957	$1,292	$9,932	$465,898

Interest Rate Sensitivity and Market Risk

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	At December 31, 2025		At December 31, 2024
Change in Interest Rates	Percent Change in	Percent Change in	Percent Change in	Percent Change in
(Basis Points)	Net Interest Income	Fair Value of Equity	Net Interest Income	Fair Value of Equity
+300	(0.9)%	(9.5)%	(13.0)%	(18.2)%
+200	(0.6)%	(6.4)%	(8.7)%	12.3%
+100	(0.3)%	(3.2)%	(4.3)%	(6.3)%
Base	—%	—%	—%	—%
-100	(0.4)%	3.1%	3.3%	6.3%
-200	0.8%	6.3%	11.1%	12.9%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.